Exhibit 99.1

Root Announces Closing of New Term Loan Facility with BlackRock

COLUMBUS, Ohio, January 26, 2022 (GLOBE NEWSWIRE) — Root, Inc. (NASDAQ: ROOT), the parent company of Root Insurance Company, announced the successful completion of a new term loan facility with BlackRock Financial Management Inc., on behalf of funds and accounts under its management, and its affiliates and co-investor (collectively “BlackRock”). The five-year, $300 million term loan will carry an interest rate of term SOFR + 9%. In conjunction with the term loan, Root issued BlackRock warrants equal to 2% of all issued and outstanding shares on a diluted basis at an exercise price of $9.00 per share which carry an expiration date of the earlier of the maturity of the term loan or the full cash repayment of the term loan.

“We are pleased with the successful execution of this new term facility. It accomplished several important objectives including extending our debt maturity and further enhancing our liquidity position with a partner focused on the long-term success of Root,” said Root Co-Founder and CEO Alex Timm. “We are executing on a disciplined strategy to create enduring value through strong underwriting results, the development of our embedded product, and prudent capital management.”

Mark Lawrence, Managing Director on BlackRock’s global credit team, said: “We are excited to form a long-term partnership with Root, an auto Insurtech company with differentiated technology, and we recognize the potential of the innovative embedded product the company is developing through their exclusive partnership with Carvana.”

About Root, Inc.

Root, Inc. is the parent company of Root Insurance Company. Root is revolutionizing insurance through data science and technology to provide consumers a personalized, easy, and fair experience.

Contacts

Media:press@joinroot.com

Investor Relations:

Christine Patrick

VP, Investor Relations

ir@joinroot.com

Source: ROOT, INC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws regarding Root, Inc. These forward-looking statements relate to, among other things, expectations about our future business results. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. We have based our forward-looking statements on our current expectations, estimates and projections about our industry and our company. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties and assumptions that we cannot predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we have included in Root’s Form 10-K for the year ended Dec. 31, 2020, and other SEC filings, cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. Copies of Root’s Form 10-K and other SEC filings are available on the SEC’s website, Root’s website at https://ir.joinroot.com/investor-relations or by contacting Root’s Investor Relations office.